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KAREN A. MONSON
Director, Benefits Integrity
Program Safeguards

                               December 10, 1998


                                                                    Exhibit 99.3


Jack Bierig, Esquire
Sidley & Austin
One First National Plaza
Chicago, Illinois 60603

Dear Mr. Bierig:

After consideration of the additional information that you and others have provided, and given that we believe this matter does not involve fraud or intentional abuse, we have decided not to hold your client, AmeriPath Florida, Inc., liable for refunding our previously assessed overpayment of $2,953,369.45. We decided, under Section 1870 of the Social Security Act, not to hold AmeriPath Florida, Inc., liable for the 83 services that were billed using 88305 versus 88304 due to the information that was submitted and obtained regarding the potential differing interpretations on how to bill skin biopsies under these two codes. Furthermore, since only twelve services other than those involving 88305 were totally denied due to lack of documentation, we will only ask for the actual overpayment of $204.05 for those twelve services instead of using the extrapolated overpayment methodology.

I am instructing the Financial Services Department to withdraw their overpayment assessment, except for the actual overpayment of the twelve services not involving the upcoding issue. If you do not choose to pay the assessed overpayments associated with the twelve services by December 20, 1998, funds will be recouped on that date. AmeriPath's Hearing request, which is already pending, will be held as scheduled so that these twelve services may be appealed.

As you know, I have requested that the CPT coding panel respond to our questions regarding use of 88304 and 88305. When we receive their response we will issue clarifying instructions through our normal publication process. Until those instructions are issued, we will not take any action against AmeriPath and other providers based upon the use of CPT Code 88305, in 1996 or thereafter, to bill for skin biopsies other than cysts, tags, debridements, or plastic repairs.


                                    Sincerely,


                                    /s/ Karen A. Monson
                                    ------------------------
                                    Karen A. Monson
                                    Director